EXHIBIT 10.4.11

[EXECUTIVE OPTION GRANT NOTICE]

INVENTIV HEALTH, INC.

Notice of Grant of
Stock Option

Grantee:  NAME
Grant Date:  DATE

You are granted, effective as of the above grant date (the “Option Grant Date”), an option (the “Option”) to purchase # OF SHARES shares of common stock, $0.001 par value (the “Options Shares”), of inVentiv Health, Inc. (the “Corporation”), pursuant to the inVentiv Health, Inc. 2006 Long-Term Incentive Plan (the “Plan”).  The Option is subject to the terms and conditions set forth below and in the Plan, which is incorporated into and made a part of this Stock Option Agreement (this “Agreement”).  Capitalized terms used in the Agreement have the same meaning as defined in the Plan.

Shares issuable upon exercise of the Option in accordance with the terms hereof will be delivered electronically, and you are required to establish an account with a brokerage firm selected by the Company as a condition to such exercise.

1.	Exercise Price: STRIKE PRICE per Option Share.

a.	Number of Option Shares: # OF SHARES

b.	Type of Option: Nonqualified Stock Option (i.e., an option which is not an incentive stock option under Section 422 of the Code).

c.	Vesting: The Option will vest as follows:

[vesting schedule]

d.
Vesting will occur only if you are employed by the Company on the vesting date, unless the Committee determines otherwise in its sole and absolute discretion.  Upon termination of your employment with the Company for any reason whatsoever, with or without cause, whether voluntarily or involuntarily, the portion of the Option which has not vested as of the date of such termination will be forfeited and returned to the Company, and rights of you or your heirs in and to such portion of the Option will terminate, unless the Committee determines otherwise in its sole and absolute discretion.  Notwithstanding the foregoing, if you are party to a written employment agreement with the Company, vesting of the Option will be accelerated on the terms and to the extent provided therein if there occurs an event specified in such employment agreement as having the effect of accelerating the vesting of an award of an option to purchase Common Stock (such rights of acceleration being in addition to, and not in lieu of, any provision in the Plan for acceleration of vesting of options to purchase Common Stock based on the same or similar events that is, by the terms of the Plan, otherwise applicable hereto).

e.
Any unexercised portion of the Option shall be cancelled and terminated without payment therefore if the Fair Market Value of one share of Common Stock as of the date of a Change of Control is less than the exercise price per Option Share set forth above.

2.
Registration Under Federal and State Securities Laws: The Option may not be exercised and the Corporation is not required to deliver Option Shares unless such Option Shares have been registered under Federal and applicable state securities laws, or are then exempt from such registration requirements.

3.
Forfeiture of Option: The unexercised portion of the Option is subject to forfeiture upon a determination by the Committee that you have engaged in any of the conduct described in the first sentence of Section 13.5 of the Plan and that the Option should be forfeited as a consequence.

4.
Expiration Date: The vested portion of the Option expires three months after termination of service to the Corporation, except if your service terminates by reason of death or disability, in which case the vested portion of the Option expires one year after termination of service to the Corporation, or if your service terminates for Cause, in which case the vested portion of the Option expires immediately.  Subject to earlier termination as provided in this Agreement and the Plan, the Option expires on the 10th anniversary of the Option Grant Date.  For purposes hereof "Cause" shall have the meaning assigned to such term in the written employment agreement between you and the Company or, if there is no such employment agreement or the term is not defined therein, shall mean (i) gross negligence or willful misconduct in the performance of your as an employee of the Company; (ii) conviction of, or the entry of a plea of guilty or nolo contendere with respect to, any felony involving fraud or moral turpitude; (iii) the occurrence of any act or omission by you involving fraud, dishonesty or embezzlement; or (iv) a material violation of Company policy by you.

5.
Tax Withholding.  It is a condition to the award of the Option that you make arrangements satisfactory to the Corporation to satisfy all tax withholding amounts and other required deductions with respect to the Option and the Option Shares.  You will be permitted to satisfy these obligations by (i) making a cash payment to the Corporation or (ii) directing the Corporation to sell vested Option Shares as to which the Option has been exercised in an amount sufficient to generate net proceeds equal to or exceeding the amount of such obligations.  If you do not satisfy such obligations as and when the same become due, the Corporation will have the right to withhold a number of vested Option Shares as to which the Option has been exercised having a value, determined in the sole discretion of the Corporation, equal to the amount of the unsatisfied obligations and you will have no further interest in the withheld Option Shares or any proceeds thereof and will have no right to be compensated therefore.

6.
Restrictions on Transfer:  You are not permitted to sell, assign, transfer or otherwise encumber any portion of the Option, other than by will or the laws of descent and distribution, and any such attempted disposition or encumbrance shall be void and unenforceable against the Corporation, provided that you may assign or transfer the Option or a portion thereof with the consent of the Committee to (a) your spouse, children or grandchildren (including any adopted and step children or grandchildren), (b) to a trust or partnership for the benefit of one or more of you or the persons referred to in clause (a), or (c) for charitable donations; provided that the recipient shall be bound by and subject to all of the terms and conditions of the Plan and this Agreement and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that you shall remain bound by the terms and conditions of the Plan.

7.
Dispute Resolution.  Any controversy or claim arising out of or relating to this award will be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules and at its office in Wilmington, Delaware.  The award of the arbitrator will be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. The award or decision rendered by the arbitrator will be final, binding and conclusive and judgment may be entered upon such award by any court of competent jurisdiction.

INVENTIV HEALTH, INC.
By:  ___________________________________
Name:
Title: